Exhibit 99.1

Ferrellgas Partners, L.P. Reports Second

Quarter Fiscal 2020 Results

•	Gross Profit increased by $11.2 million, or 4.3 percent, compared to the prior year period as a result of a 3 percent increase in retail customers and a 7 percent increase in tank exchange selling locations combined with a 4.0¢ increase in margin cpg.

•	Propane sales volume for the quarter decreased slightly by 4.4 million gallons, or 1.4 percent, despite weather that was 7.4 percent warmer than the prior year.

OVERLAND PARK, KS., March 11, 2020 (GLOBE NEWSWIRE) – Ferrellgas Partners, L.P. (OTC Pink: FGPR) (“Ferrellgas” or the “Company”) today reported financial results for its second quarter ended January 31, 2020.

For the quarter, the Company reported a net earnings attributable to Ferrellgas Partners, L.P. of $48.2 million, or $0.49 per common unit, compared to prior year period net earnings of $43.3 million, or $0.44 per common unit. Adjusted EBITDA, a non-GAAP measure, for the quarter was $121.4 million compared to $119.7 million in the prior year’s second quarter, a 1.4 percent increase.

The Company’s propane operations reported that total gallons sold for the quarter were 305.3 million, down slightly from 309.7 million gallons in the prior year. Margin cents per gallon were 4.0¢, or 5.2 percent, higher than the prior year in part due to wholesale propane prices that were approximately 30 percent lower than the prior year. The Company continues its aggressive operating strategies in gaining market share. This strategic focus resulted in over 18,000 new customers, or approximately 3 percent more than prior year. Additionally, the Company’s current Blue Rhino tank exchange sales locations have increased over 7 percent from prior year to over 57,500 locations. Operating expense increased $7.0 million despite the reduced volumes which resulted primarily from weather in the month of January that was 15.3 percent warmer than prior year.

As previously announced, the Company indefinitely suspended its quarterly cash distribution as a result of not meeting the required fixed charge coverage ratio contained in the senior unsecured notes due June of 2020. Additionally, Ferrellgas has engaged Moelis & Company LLC as its financial advisor and the law firm of Squire Patton Boggs LLP to assist in our ongoing process to address our upcoming debt maturities. The Company does not intend to comment further on its progress in this regard or on potential options until further disclosure is appropriate or required by law.  For that reason, and in view of the information the Company otherwise makes available in earnings releases and quarterly and annual reports, the Company has suspended the practice of holding conference calls with investors, analysts and other interested parties in connection with periodic reporting of financial results for completed periods.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Ferrellgas employees indirectly own 22.8 million common units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on October 15, 2019. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward Looking Statements

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2019, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com

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FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)
(unaudited)

	January 31, 2020	July 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$13,706	$11,054
Accounts and notes receivable, net (including $175,386 and $106,145 of accounts receivable pledged as collateral at January 31, 2020 and July 31, 2019, respectively)	182,444	107,596
Inventories	78,474	80,454
Prepaid expenses and other current assets	47,751	42,275
Total Current Assets	322,375	241,379

Property, plant and equipment, net	594,007	596,723
Goodwill, net	247,195	247,195
Intangible assets, net	106,214	108,557
Operating lease right-of-use asset	120,423	-
Other assets, net	80,998	69,105
Total Assets	$1,471,212	$1,262,959

LIABILITIES AND PARTNERS' DEFICIT
Current Liabilities:
Accounts payable	$46,125	$33,364
Short-term borrowings	40,000	43,000
Collateralized note payable	121,000	62,000
Current portion of long-term debt (a)	359,157	631,756
Current operating lease liabilities	33,263	-
Other current liabilities	155,340	138,237
Total Current Liabilities	754,885	908,357

Long-term debt	1,731,197	1,457,004
Operating lease liabilities	84,546	-
Other liabilities	45,259	36,536
Contingencies and commitments

Partners Deficit:
Common unitholders (97,152,665 units outstanding at January 31, 2020 and July 31, 2019)	(1,043,361)	(1,046,245)
General partner unitholder (989,926 units outstanding at January 31, 2020 and July 31, 2019)	(70,447)	(70,476)
Accumulated other comprehensive loss	(23,126)	(14,512)
Total Ferrellgas Partners, L.P. Partners' Deficit	(1,136,934)	(1,131,233)
Noncontrolling interest	(7,741)	(7,705)
Total Partners' Deficit	(1,144,675)	(1,138,938)
Total Liabilities and Partners' Deficit	$1,471,212	$1,262,959
	$-

(a)	The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $357 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)
(unaudited)

	Three months ended		Six months ended		Twelve months ended
	January 31		January 31		January 31
	2020	2019	2020	2019	2020	2019
Revenues:
Propane and other gas liquids sales	$485,247	$550,112	$758,632	$885,078	$1,482,412	$1,633,057
Midstream operations		-	-	-	-	44,283
Other	25,586	23,265	45,415	40,608	80,341	111,677
Total revenues	510,833	573,377	804,047	925,686	1,562,753	1,789,017

Cost of sales:
Propane and other gas liquids sales	237,843	311,531	371,871	515,667	758,720	946,648
Midstream operations	-	-		-	-	40,367
Other	3,353	3,422	7,034	6,469	11,971	40,634

Gross profit	269,637	258,424	425,142	403,550	792,062	761,368

Operating expense - personnel, vehicle, plant & other	128,233	121,219	242,776	231,550	480,094	469,120
Depreciation and amortization expense	19,795	19,605	39,014	38,597	79,263	89,175
General and administrative expense	14,192	16,342	23,887	30,521	53,360	56,867
Operating expense - equipment lease expense	8,261	8,415	16,649	16,278	33,444	30,855
Non-cash employee stock ownership plan compensation charge	630	1,944	1,425	4,692	2,426	10,558
Loss on asset sales and disposals	2,148	2,216	4,383	6,720	8,631	153,975

Operating income (loss)	96,378	88,683	97,008	75,192	134,844	(49,182)

Interest expense	(47,548)	(44,891)	(93,245)	(88,769)	(182,095)	(173,756)
Other income (expense), net	76	86	(56)	105	208	(162)

Earnings (loss) before income tax expense (benefit)	48,906	43,878	3,707	(13,472)	(47,043)	(223,100)

Income tax expense (benefit)	115	3	633	161	795	(2,732)

Net earnings (loss)	48,791	43,875	3,074	(13,633)	(47,838)	(220,368)

Net earnings (loss) attributable to noncontrolling interest (b)	584	531	211	38	(125)	(1,874)

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	48,207	43,344	2,863	(13,671)	(47,713)	(218,494)

Less: General partner's interest in net earnings (loss)	482	433	29	(137)	(476)	(2,185)

Common unitholders' interest in net earnings (loss)	$47,725	$42,911	$2,834	$(13,534)	$(47,237)	$(216,309)

Earnings (loss) Per Common Unit
Basic and diluted net earnings (loss) per common unitholders' interest	$0.49	$0.44	$0.03	$(0.14)	$(0.49)	$(2.23)
Weighted average common units outstanding - basic	97,152.7	97,152.7	97,152.7	97,152.7	97,152.7	97,152.7

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Six months ended		Twelve months ended
	January 31		January 31		January 31
	2020	2019	2020	2019	2020	2019
Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$48,207	$43,344	$2,863	$(13,671)	$(47,713)	$(218,494)
Income tax expense (benefit)	115	3	633	161	795	(2,732)
Interest expense	47,548	44,891	93,245	88,769	182,095	173,756
Depreciation and amortization expense	19,795	19,605	39,014	38,597	79,263	89,175
EBITDA	115,665	107,843	135,755	113,856	214,440	41,705
Non-cash employee stock ownership plan compensation charge	630	1,944	1,425	4,692	2,426	10,558
Loss on asset sales and disposal	2,148	2,216	4,383	6,720	8,631	153,975
Other income (expense), net	(76)	(86)	56	(105)	(208)	162
Severance expense includes $690 in operating expense and $910 in general and administrative expense for the three, six and twelve months ended period ending January 31, 2019.	-	1,600	-	1,600	-	1,600
Legal fees and settlements related to non-core businesses	2,519	5,608	4,562	9,172	13,754	13,119
Multi-employer pension plan withdrawal settlement	-	-	-	1,524	-	1,524
Exit costs associated with contracts - Midstream dispositions	-	-	-	-	-	11,804
Lease accounting standard adjustment	(116)	-	54	-	54	-
Net earnings (loss) attributable to noncontrolling interest (b)	584	531	211	38	(125)	(1,874)
Adjusted EBITDA (c)	121,354	119,656	146,446	137,497	238,972	232,573
Net cash interest expense (d)	(43,316)	(41,679)	(85,899)	(82,578)	(168,111)	(165,679)
Maintenance capital expenditures (e)	(5,430)	(26,147)	(11,897)	(31,532)	(27,139)	(45,805)
Cash refund from (paid for) taxes	(1)	4	(1)	2	(144)	305
Proceeds from certain asset sales	824	899	1,659	1,960	3,948	6,956
Distributable cash flow attributable to equity investors (f)	73,431	52,733	50,308	25,349	47,526	28,350
Distributable cash flow attributable to general partner and non-controlling interest	1,468	1,055	1,006	507	950	567
Distributable cash flow attributable to common unitholders (g)	71,963	51,678	49,302	24,842	46,576	27,783
Less: Distributions paid to common unitholders	-	-	-	9,715	-	29,145
Distributable cash flow excess/(shortage)	$71,963	$51,678	$49,302	$15,127	$46,576	$(1,362)

Propane gallons sales
Retail - Sales to End Users	236,264	239,044	366,165	368,711	669,720	651,314
Wholesale - Sales to Resellers	68,996	70,655	119,035	119,615	231,986	231,454
Total propane gallons sales	305,260	309,699	485,200	488,326	901,706	882,768

(b)	Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(c)	Adjusted EBITDA is calculated as net earnings (loss) attributable to Ferrellgas Partners, L.P., less the sum of the following: income tax expense (benefit), interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, loss on asset sales and disposals, other income (expense), net, severance expense, legal fees and settlements related to non-core businesses, multi-employer pension plan withdrawal settlement, exit costs associated with contracts - Midstream dispositions, lease accounting standard adjustment and net earnings (loss) attributable to noncontrolling interest.Management believes the presentation of this measure is relevant and useful, because it allows investors to view the partnership's performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(d)	Net cash interest expense is the sum of interest expense less non-cash interest expense and other expense, net. This amount includes interest expense related to the accounts receivable securitization facility.

(e)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(f)	Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash paid for taxes plus proceeds from certain asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to distributable cash flow attributable to equity investors or similarly titled measurements used by other corporations and partnerships. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(g)	Distributable cash flow attributable to common unitholders is calculated as Distributable cash flow attributable to equity investors minus distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to common unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow attributable to common unitholders, as management defines it, may not be comparable to distributable cash flow attributable to common unitholders or similarly titled measurements used by other corporations and partnerships. Items added to our calculation of distributable cash flow attributable to common unit holders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to common unitholders may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP .